Exhibit 99.1

MEDTOX Scientific, Inc.

402 West County Road D

St. Paul, MN 55112

Contact: Paula Perry (877) 715-7236

FOR IMMEDIATE RELEASE

MEDTOX SCIENTIFIC ANNOUNCES THIRD QUARTER RESULTS

NET INCOME INCREASES 79%

ST. PAUL, October 16, 2006 – MEDTOX Scientific, Inc. (Nasdaq:MTOX) announced today results for the third quarter ended September 30, 2006.

•	Revenues increased $2,207,000 to $18,720,000, or 13%
•	Consolidated gross margin increased to 46% from 44%
•	Operating Income increased $958,000 to $2,646,000, or 57%
•	Net Income increased $651,000 to $1,476,000, or 79%

For the three-month period ended September 30, 2006, revenues increased to $18,720,000 compared to $16,513,000 from the prior-year period. Operating income increased to $2,646,000 compared to $1,688,000 from the prior-year period. The Company recorded net income of $1,476,000, or $0.17 per diluted share, compared to net income of $825,000, or $0.10 per diluted share, or a 79% increase in net income from the comparable period last year.

For the nine-month period ended September 30, 2006, revenues increased to $52,469,000 compared to $48,047,000, or 9%, from the prior-year period. Operating income increased to $6,521,000 compared to $4,650,000, or 40%, from the comparable period last year. Net income increased to $3,512,000, or $0.40 per diluted share, compared to net income of $2,261,000, or $0.28 per diluted share, or an increase of 55% in net income from the comparable period last year.

Overall, expenses for the quarter were in line with expectations. Total selling, general and administrative expenses for the quarter were 29% of revenues, down from 30% of revenues for the same period last year. Research and development expenses increased 5% to $579,000 for the quarter from $552,000 in the comparable period last year.

MEDTOX Scientific, Inc.

October 16, 2006

MEDTOX will hold a teleconference to discuss third quarter 2006 results today at 9:30 a.m. Central Time (10:30 a.m. Eastern). Dialing (877) 421-3959 a few minutes prior to the scheduled start time on October 16 will access a listen-only broadcast of the teleconference. International callers may access the call by dialing 706-634-5527. Callers should ask for the MEDTOX quarterly conference call, hosted by Dick Braun, president and CEO of MEDTOX. A simultaneous webcast of the conference call will be available on the MEDTOX website in the “investors” section at www.medtox.com. An audio replay of the conference call will be available through October 23 at 800-642-1687 conference ID #7621518. International callers may access the replay at 706-645-9291 with the same conference ID #7621518.

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory testing services and on-site/point-of-collection devices. The company also supports customers with complete logistics, data and program management services. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs-of-abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. For more information see www.medtox.com.

Note: Forward-looking statements contained in this press release are made under the Private Securities Reform Act of 1995. Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business, and changes in the competitive environment. Further discussions of factors that may cause such results to differ are identified in the Company's 2005 Annual Report on Form 10-K.

MEDTOX Scientific, Inc.

October 16, 2006

MEDTOX SCIENTIFIC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
REVENUES:
Laboratory services	$ 14,725	$ 12,740	$ 40,540	$ 36,808
Product sales	3,995	3,773	11,929	11,239
	18,720	16,513	52,469	48,047

COST OF REVENUES:
Cost of services	8,555	7,783	24,364	22,758
Cost of sales	1,525	1,470	4,585	4,587
	10,080	9,253	28,949	27,345

GROSS PROFIT	8,640	7,260	23,520	20,702

OPERATING EXPENSES:
Selling, general and administrative	5,415	5,020	15,429	14,264
Research and development	579	552	1,570	1,788
	5,994	5,572	16,999	16,052

INCOME FROM OPERATIONS	2,646	1,688	6,521	4,650

OTHER INCOME (EXPENSE):
Interest expense	(99)	(182)	(372)	(620)
Other expense, net	(143)	(175)	(429)	(383)
	(242)	(357)	(801)	(1,003)

INCOME BEFORE INCOME TAX EXPENSE	2,404	1,331	5,720	3,647

INCOME TAX EXPENSE	(928)	(506)	(2,208)	(1,386)

NET INCOME	$ 1,476	$ 825	$ 3,512	$ 2,261

BASIC EARNINGS PER COMMON SHARE	$ 0.18	$ 0.10	$ 0.43	$ 0.30

DILUTED EARNINGS PER COMMON SHARE	$ 0.17	$ 0.10	$ 0.40	$ 0.28

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	8,178,489	7,896,777	8,161,176	7,662,716
Diluted	8,802,279	8,324,880	8,775,285	8,094,210

MEDTOX Scientific, Inc.

October 16, 2006

MEDTOX SCIENTIFIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2006	December 31, 2005
ASSETS
Cash and cash equivalents	$ 842	$ 1,312
Accounts receivable	12,862	9,889
Inventories	3,166	3,301
Other current assets	2,177	2,627
Total current assets	19,047	17,129

Building, equipment and improvements, net	19,026	17,927

Other assets	22,157	24,334
Total assets	$ 60,230	$ 59,390

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$ 9,891	$ 8,752

Long-term obligations	3,380	5,793

Stockholders’ equity	46,959	44,845
Total liabilities and stockholders’ equity	$ 60,230	$ 59,390